March 30, 1999



American Mobile Satellite Corporation
10802 Parkridge Blvd.
Reston, Virginia  20191-5416

Ladies and Gentlemen:

On January 29, 1999, I provided an opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by American Mobile Satellite Corporation (the "Company") on January 29, 1999, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to (i) 335,000 warrants (the "High Yield Warrants") to purchase shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issued pursuant to the Warrant Agreement, dated as of March 31, 1998, between the Company and State Street Bank and Trust Company, (ii) 1,258,759 shares of Common Stock (the "High Yield Warrant Shares") that may be issued from time to time by the Company upon the exercise of the High Yield Warrants, and (iii) 6,520,532 shares of Common Stock (the "Motorola Additional Shares") that may be sold by Motorola, Inc., currently held in connection with the High Yield Warrants, the High Yield Warrants Shares and the Motorola Additional Shares.

In connection with the Amendment No. 1 to the Registration Statement filed by the Company with the Commission on the date hereof, I am providing an opinion to the Company relating to the following additional securities: (i) 4,024,246 shares of our Common Stock acquired by Singapore Telecommunications Ltd. (the "Selling Stockholder") that were acquired from a 1993 private placement and a 1993 conversion by the Selling Stockholder of certain convertible notes previously issued by the Company (collectively, the " Singapore Telecom Additional Shares"), and (ii) 812,500 shares of our Common Stock issuable to the Selling Stockholder pursuant to warrants held by the Selling Stockholder (the "Singapore Telecom Warrant Shares"). At your request, this opinion is being furnished to you for filing as Exhibit 5.2 to the Registration Statement.

     In my capacity as general counsel of the Company, I have examined the Certificate of Incorporation and Bylaws of the Company, each as amended to date, the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to me by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, I have relied upon certificates of officers of the Company with respect to the accuracy of certain factual matters contained in such certificates.

     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

          o The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

          o The Singapore Telecom Additional Shares to be sold by the Selling Stockholder are duly authorized, validly issued, fully paid and nonassessable.

          o The issuance of the Singapore Telecom Warrant Shares has been duly authorized by all necessary corporate action on the part of the Company, and when the Singapore Telecom Warrant Shares are issued upon exercise of the warrants issued to Singapore Telecom in accordance with the terms of such warrants against payment of the consideration therefor, they will be validly issued, fully paid and nonassessable.

     The opinions set forth above are limited in all respects to the General Corporation law of the State of Delaware as in effect on the date hereof.

     I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement.


                                            Sincerely,

                                            /s/Randy S. Segal
                                            Randy S. Segal
                                            General Counsel








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